Exhibit T3A.15

NOTARIAL CERTIFICATE

I, Robert Mark Closner, of the City of Toronto, in the Province of Ontario, Barrister & Solicitor and a Notary Public, DO HEREBY CERTIFY that the document annexed hereto is a true copy of the:

1.	Amended and Restated Partnership Agreement between Longyear Canada, ULC and Boart Longyear Alberta Limited, dated March 30, 2007

The said copy having been compared by me with the original document an act whereof being requested, I have granted under my notarial form and seal of office to serve as occasion shall or may require.

IN TESTIMONY WHEREOF I have hereunto subscribed my name and affixed my seal of office at the City of Mississauga, in the Province of Ontario, this 29th day of March, 2012.

/s/ Robert Mark Closner
Robert Mark Closner
A Notary Public in and for the Province of Ontario

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Executive Version

(Step 39B(1))

LONGYEAR CANADA, ULC

- and -

BOART LONGYEAR ALBERTA LIMITED

AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

March 30, 2007

Fasken Martineau DuMoulin LLP

Toronto-Dominion Bank Tower

Box 20, Toronto-Dominion Centre

Toronto, Ontario M5K IN6

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-i-

TABLE OF CONTENTS

(continued)

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-ii-

TABLE OF CONTENTS

(continued)

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-iii-

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT made as of the 30th day of March, 2007

BETWEEN

LONGYEAR CANADA, ULC,

(“Longyear”) an unlimited liability corporation incorporated under the laws of the Province of Alberta

- and -

BOART LONGYEAR ALBERTA LIMITED,

(“Boart Alberta”) a corporation incorporated under the laws of the Province of Alberta

BACKGROUND:

A.	Boart Longyear Canada was formed pursuant to a partnership agreement (the “Original Partnership Agreement”) dated as of March 15, 2007 between Longyear and Boart Alberta to carry on the Businesses.

B.	As contemplated herein, certain assets of each Partner will be transferred to the Partnership conditional upon the completion of (i) the initial public offering of shares of Boart Longyear Limited on the Australian Stock Exchange and (ii) a refinancing of the Boart Longyear group of companies with ABN AMRO Bank and certain other banks and the drawdown by Longyear of US$65 million under the new credit facilities with such banks (the “Closing Condition”). The Closing Condition is anticipated to be satisfied on or about April 2007.

C.	In order to facilitate the transfer and contribution of such assets, the Partnership was formed in advance of such transaction to enable the Partnership to obtain the necessary consents, registrations, licenses and permits.

D.	The Parties, pursuant to a corporate reorganization, wish to transfer substantially all of their assets to the Partnership in exchange for an interest in the Partnership and in the case of Longyear, the assumption of certain of its liabilities, in a series of related transactions. Following these transactions, the Partnership will continue the historic businesses of Longyear owned at the time of these transactions or use a significant portion of Longyear’s historic business assets owned at the time of these transactions in its business.

E.	The Parties wish to execute this Agreement pursuant to Section 14.10 of the Original Partnership Agreement to incorporate certain amendments to the Original Partnership Agreement.

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IN CONSIDERATION of the Background and the respective covenants contained in this Agreement (the sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement and the Background, unless otherwise indicated, the following words or expressions shall have the following meanings:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Partner is, or is deemed to be, obligated to restore pursuant to Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6), The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Agreement” means this agreement, including all background and all schedules hereto, as the same may be amended, supplemented or restated from time to time.

“Allocation Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2007, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Net Income, Net Loss, Income, Loss, and other items of Partnership income, gain, loss, or deduction pursuant to paragraph 2 of Schedule 1.

“Applicable Law” in respect of any Person, property, transaction or even means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any governmental authority, body or agency having or purporting to have authority over that Person, property, transaction or event.

“Board” means those individuals who are from time to time members of the board of the Partnership established pursuant to Section 4.1.

“Businesses” has the meaning ascribed thereto in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or a day which is a civic or statutory holiday in Toronto, Ontario.

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“Capital Account” shall have the meaning provided in Section 3.2(b).

“Capital Contributions” means, with respect to any Partner, the aggregate amount of cash, and the fair market value of other property, contributed by such Partner to the capital of the Partnership net of any liability secured by such property that the Partnership is considered to assume or take subject to.

“Closing Condition” has the meaning ascribed thereto in the background of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Depreciation” means for any Allocation Year or portion thereof of the Partnership, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for United States federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for United States federal income tax purposes at the beginning of such Allocation Year; Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis of an asset for United States federal income tax purposes at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Disposition” has the meaning ascribed thereto in Section 12.1.

“Fiscal Year” means the fiscal year of the Partnership determined in accordance with Section 2.5.

“Generally Accepted Accounting Principles” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required by this Agreement to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers.

“Gross Asset Value” shall mean, with respect to any Partnership asset, such asset’s adjusted basis for United States federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership on the date hereof shall be the gross fair market value of such asset, as determined by the Board; (ii) the Gross Asset Value of the Partnership assets shall be adjusted to equal their respective gross fair market values (taking

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Code Section 7701(g) into account), as determined by the Board as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided, however, that adjustments pursuant to clauses (A), (B) and (D) of this paragraph shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; (iii) the Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and (iv) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Board determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Income and Loss.

“Income” means the gross income of the Partnership as determined under Section 703(a) of the Code and Regulations for any Allocation Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Partnership’s assets, with the following adjustments:

(i)	any income that is exempt from United States federal income tax and not otherwise taken into account in determining Income shall be added to such taxable income;

(ii)	in the event that the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such positive adjustment shall be treated as an item of gain from the disposition of such asset and shall be taken into account for purposes of computing Income;

(iii)	gain resulting from any disposition of the Partnership’s assets shall be computed by reference to the Gross Asset Value of the assets disposed of,

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notwithstanding that the adjusted tax basis of such assets differs from its Gross Asset Value;

(iv)	to the extent an adjustment to the adjusted tax basis of any asset is required pursuant to Code Section 743(b) to be taken into account in determining Capital Accounts, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4), as a result of a distribution other than in liquidation of a partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Income; and

(v)	notwithstanding any other provision of this definition, any items that are specially allocated pursuant to paragraph 2(b) or paragraph 2(c) of Schedule 1 shall not be taken into account in computing Income. The amounts of items of loss or deduction available to be specially allocated pursuant to paragraphs 2(b) and (c) of Schedule 1 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (iv) above.

“ITA” means the Income Tax Act (Canada).

“Loss” shall mean the aggregate of losses, deductions and credits of the Partnership as determined under the Code Section 703(a) and Regulations for any Allocation Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Partnership’s assets, with the following adjustments:

(i)	any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Losses shall be subtracted from such taxable loss;

(ii)	in the event that the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such negative adjustment shall be treated as an item of loss from the disposition of such asset and shall be taken into account for purposes of computing Loss;

(iii)	loss resulting from any disposition of the Partnership’s assets shall be computed by reference to the Gross Asset Value of the assets disposed of, notwithstanding that the adjusted tax basis of such assets differs from its Gross Asset Value;

(iv)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

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(v)	to the extent an adjustment to the adjusted tax basis of any asset is required pursuant to Code Section 743(b) to be taken into account in determining Capital Accounts, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4), as a result of a distribution other than in liquidation of a partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Loss; and

(vi)	notwithstanding any other provision of this definition, any items that are specially allocated pursuant to paragraph 2(b) or paragraph 2(c) of Schedule 1 shall not be taken into account in computing Loss. The amounts of items of loss or deduction available to be specially allocated pursuant to paragraphs 2(b) and (c) of Schedule 1 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

‘'Management” means at any time such individuals who are at the time designated by the Board as management of the partnership.

“Names Act” means the Business Names Act (Ontario).

“Net Income” shall mean the amount, if any, by which Income for any Allocation Year or other period exceeds Loss for such period; provided, however, that any items which are specially allocated under paragraph 2 of Schedule 1 shall not be taken into account in computing Net Income.

“Net Loss” shall mean the amount if any, by which Loss for any Allocation Year or other period exceeds Income for such period; provided, however, that any items which are specially allocated under paragraph 2 of Schedule 1 shall not be taken into account in computing Net Loss.

“Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(l).

“Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

“Partner” means the holder of a Partnership Interest and “Partners” means all of the Partners from time to time collectively.

“Partnership” means Boart Longyear Canada, the partnership formed under the laws of the Province of Ontario and governed by this Agreement, as it may be constituted or reconstituted from time to time.

“Partnership Act” means the Partnership Act (Ontario), or the corresponding legislation in such other jurisdiction as may be determined from time to time pursuant to Section 1.6 as the jurisdiction which governs this Agreement.

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“Partnership Assets” means at any time all of the assets, real and personal, tangible and intangible, owned, leased or held by or on behalf of the Partnership at such time.

“Partnership Interest” means the interests of a Partner in the Partnership as determined in accordance with Section 3.5.

“Partner Minimum Gains” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

“Partner Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1,704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Partnership Minimum Gain” shall have the meaning given the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704- 2(d).

“Party” means any Person who is or hereafter becomes a party to this Agreement for so long as such Person remains a party hereto and “Parties” means all such parties collectively.

“Permit” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a governmental or regulatory authority, body or agency.

“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation or company in either case with or without share capital, limited liability company, unlimited liability company, trust, joint venture, syndicate, any governmental authority or any incorporated or unincorporated entity or association of any nature and includes a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Recapture Amount” shall have the meaning provided in paragraph 2(g) of Schedule 1.

“Regulations” shall mean the United States Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Regulatory Allocations” shall have the meaning provided in paragraph 2(c) of Schedule 1.

“Tax Matters Partner” shall have the meaning provided in Section 10.7.

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1.2	Headings and Table of Contents

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings and provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement, The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it.

1.3	References

Unless otherwise specified, references in this Agreement to Articles, Sections and Schedules are to articles and sections of, and schedules to, this Agreement.

1.4	Number and Gender; extended meanings

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. The term “including” shall be interpreted to mean “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

1.5	Accounting Terms and Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as required by the Code and Regulations or otherwise specified herein or as otherwise agreed in writing by the Parties, be made in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

1.6	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, Canada and shall be deemed in all respects to be an Ontario contract and the Parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to all matters arising under or by virtue of this Agreement, provided that the Board may from time to time select the laws of another province of Canada as the laws which shall govern this Agreement, in which event, from and after the date of selection of the laws of another province, this Agreement shall be governed by and construed in accordance with the laws of such other province, this Agreement shall be deemed to be a contract of such other province, the Parties shall be deemed to have attorned to the non-exclusive jurisdiction of the courts of such other province and the Partnership shall be deemed to have been continued as a partnership under such laws.

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1.7	Conflict

If there is a conflict between any provision of this Agreement and any other document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement shall prevail.

1.8	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

1.9	Statutory References

Unless otherwise provided herein, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, each as amended or re-enacted from time to time.

1.10	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.11	Schedules

Schedule 1 - Allocation of Net Income and Net Loss attached hereto is incorporated by reference into and forms part of this Agreement.

ARTICLE 2

FORMATION OF THE PARTNERSHIP

2.1	Formation and Term

The Parties agree to carry on business together in the form of a partnership and hereby create the Partnership, pursuant to the laws of the Province of Ontario. The Partnership shall continue indefinitely until terminated in accordance with the provisions of Article Article 13. The rights and liabilities of the Partners shall be as provided in the Partnership Act, except as herein otherwise expressly provided.

2.2	Businesses

The purpose of the Partnership shall be to carry on:

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(a)	each of the businesses that the Partners have carried on prior to the date hereof, including the business of manufacturing, distribution and marketing of diamond drilling and percussion drilling products and the provision of drilling services to the mineral exploration, mining, geotechnical, environmental monitoring, water and energy industries and construction industry; and

(b)	such other businesses as may be approved from time to time by the Board, including acquiring securities and other investments in corporations, partnerships or other Persons,

(collectively, the “Businesses”),

2.3	Name

The firm name and style of the Partnership shall be Boart Longyear Canada or such other name or names as the Board shall from time to time determine.

2.4	Principal Places of Business

The address of the principal place of business of the Partnership shall be 1111 Main Street West, North Bay, Ontario, P1B 2W4, or at such other place or places, as may be determined by the Board from time to time.

2.5	Fiscal Year

The date of the financial year-end of the Partnership shall be December 31, unless changed by the Board from time to time.

2.6	Maintaining Status of Partnership

(a)	Each Partner shall execute and deliver as promptly as possible any documents that may be necessary or desirable to accomplish the purposes of this Agreement or to give effect to the formation and subsistence of the Partnership.

(b)	The Partnership shall register and shall renew its registration from time to time as required under the Names Act and shall make such registrations or filings in each of the other provinces or territories of Canada and foreign jurisdictions in which the Partnership carries on business as may be permitted or required to enable the Partnership to carry on business in such province, territory and foreign jurisdiction as a partnership.

(c)	The Partnership shall be treated as a partnership for United States federal income tax purposes and none of the Partners or Board members shall take any action which would cause the Partnership to be treated as an association taxable as a corporation for United States federal income tax purposes without the unanimous consent of the Partners.

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2.7	Organizational Expenses

All organizational expenses of the Partnership, including legal fees and expenses incurred in connection with the preparation and performance of this Agreement, shall be paid by the Partnership. The Partnership shall reimburse the Partners for any organizational expenses of the Partnership incurred by the Partners. For United States federal income tax purposes, the Partnership shall elect to deduct its organizational expenses pursuant to Section 709(b) of the Code.

ARTICLE 3

PARTNERSHIP ASSETS AND CAPITAL CONTRIBUTIONS

3.1	Partnership Assets

All Partnership Assets shall be held, used and disposed of solely for the purposes of the Partnership and in accordance with this Agreement.

3.2	Capital Accounts

(a)	The Partnership shall establish and maintain capital accounts on the books of the Partnership for the capital of each Partner.

(b)	For US Federal Income Tax purposes, the Partnership shall establish and maintain a second capital account (“Capital Account”) for each Partner in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder where such calculation would differ from the capital account maintained pursuant to Section 3.2(a) and Section 10.1. Each Partner’s Capital Account shall be maintained in accordance with the following provisions:

(i)	each Partner’s Capital Account shall be credited with the amounts of such Partner’s Capital Contributions (and deemed Capital Contributions), such Partner’s distributive share of Income and any items in the nature of income or gain which are specially allocated to the Partner pursuant to paragraph 2 of Schedule 1, and the amount of any liabilities of the Partnership assumed by such Partner or which are secured by any property distributed by the Partnership to such Partner;

(ii)	each Partner’s Capital Account shall be charged with the amounts of cash and the Gross Asset Value of any property distributed by the Partnership to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Partner pursuant to paragraph 2 of Schedule 1 and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

(iii)	if all or a portion of a Parmer’s Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed

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to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest; and

(iv)	in determining the amount of any liability for purposes of this Section 3.2(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 3.2(b) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership or by Partner), are computed in order to comply with such Regulations, the Board may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Partner. The Board also shall (x) make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1 (b)(2)(iv)(q), and (y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.3	Initial Capital Contributions of Partners and Initial Partnership Interest

The Partnership acknowledges receipt, at the time of entry into this Agreement, of the following:

(a)	a Capital Contribution by Longyear in the amount of $76, which amount shall be credited to the capital account of Longyear on the books of the Partnership; and

(b)	a Capital Contribution by Boart Alberta in the amount of $24, which amount shall be credited to the capital account of Boart Alberta on the books of the Partnership.

For greater certainty, the Partnership Interest of each of Longyear and Boart Alberta at the time of entry into this Agreement shall be 76% and 24%, respectively.

3.4	Additional Capital Contributions

(a)	Except as otherwise specifically provided for in this Agreement, additional Capital Contributions shall be made by the Partners to the Partnership as determined and approved by the Board from time to time. Notwithstanding the foregoing, it is hereby agreed and acknowledged by each of Longyear and Boart Alberta that at 12.01 a.m. (Eastern Standard Time) on the first Business Day after the satisfaction of the Closing Condition, or such other date and time as may be agreed to by Longyear and Boart Alberta, each shall contribute, by transfer, contribution and assignment to the Partnership in accordance with a contribution agreement to be executed and delivered by the Partners, (i) in the case of Longyear, certain of its assets, real and personal, tangible and intangible, subject

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to the assumption by the Partnership of certain of Longyear’s liabilities and obligations, and (ii) in the case of Boart Alberta, (x) US$100 million dollars and (y) thereafter US$60 million redeemable preference shares of Drillcorp Pty Limited and US$25 million redeemable preference shares of Grimwood Davies Pty Ltd., in each case on the terms specified in such contribution agreement.

(b)	With respect to the Capital Contribution by Longyear contemplated in Section 3.4(a), the Parties acknowledge and agree that:

(i)	the assets to be contributed by Longyear include the beneficial interest in real property and Permits;

(ii)	all beneficial right and interest of Longyear in such real property and Permits shall be transferred to the Partnership; provided, however, that title to (x) the real property shall be registered in the name of Longyear and (y) certain Permits shall be held in the name of Longyear and, to the extent permitted by Applicable Law, Boart Alberta;

(iii)	such real property and Permits (and all income, rent, revenue, gain or loss therefrom or related thereto) shall constitute Partnership Assets;

(iv)	Longyear shall hold such real property in trust as bare trustee for and on behalf of the Partnership in accordance with a declaration of trust to be entered into with respect to such real property; and

(v)	Longyear and Boart Alberta, as applicable, shall hold such Permits in trust as bare trustee for and on behalf of the Partnership in accordance with a declaration of trust to be entered into with respect to such Permits.

3.5	Partnership Interest

The Partnership Interest of each Partner at any time shall be determined as a fraction and expressed as a percentage. The numerator of such fraction is equal to the aggregate amount of all Capital Contributions made or acquired by such Partner and the denominator of which is equal to the aggregate amount of all Capital Contributions made or acquired by all of the Partners, less in each case any distributions or transfers of Capital Contributions (arising from a transfer of a Partnership Interest or portion thereof as provided in Section 10.1), made prior to any such calculation.

3.6	Withdrawals

No Partner shall be entitled to be repaid any portion of its Capital Contribution or withdraw from the Partnership any amount contributed as Capital Contributions, except as approved by the Board or under Applicable Law.

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ARTICLE 4

MANAGEMENT OF THE PARTNERSHIP

4.1	Board

(a)	Subject to the authority of the Partners as provided in this Agreement, the overall supervision of the Businesses and affairs of the Partnership and all management decisions with respect thereto shall be vested in a board of directors (the “Board”).

(b)	The Board shall be comprised of a minimum of three (3) and a maximum of seven (7) individuals and shall be fixed at three (3) until such time as the Partners by a simple majority approve of another number within such minimum and maximum. The members of the Board shall be elected annually by a simple majority of the Partners. In the event that a vacancy arises on the Board, the remaining members of the Board may appoint a replacement for the ensuing year.

4.2	Standard of Care, Liability

(a)	Each member of the Board in exercising his or her powers and discharging his or her duties shall:

(i)	act honestly and in good faith with a view to the best interests of the Partnership; and

(ii)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(b)	No member of the Board shall be liable for monetary damages to the Partnership for any breach of any such management duties except for:

(i)	actions constituting fraud, wilful misconduct or gross negligence;

(ii)	actions taken by a member of the Board in violation of this Agreement;

(iii)	the receipt of a financial benefit to which the member of the Board is not entitled;

(iv)	voting for or assenting to a distribution to Partners in violation of this Agreement; or

(v)	an intentional violation of Applicable Law.

4.3	Compensation

No member of the Board shall receive any compensation from the Partnership for managing the affairs of the Partnership in his or her capacity as a member of the Board, unless approved by the Board. The Partnership shall reimburse any member of the Board for any

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reasonable out-of-pocket expenses incurred by the member of the Board in attending meetings of the Board and for any other expenses approved in advance by the Board.

4.4	Devotion of Time to Partnership

No member of the Board shall be required to manage the Partnership as his or her sole and exclusive function.

4.5	Resignation

Any member of the Board of the Partnership may resign at any time by giving written notice to all Partners. The resignation of any member of the Board shall take effect upon receipt of such notice by all Partners or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

4.6	Removal

A member of the Board may be removed by the Partners by a simple majority approval.

4.7	Meetings

Meetings of the Board may be held at such times and places as the majority of members of the Board may from time to time determine at a prior meeting or as shall be directed or approved by the vote or majority consent of the Board, provided that the Board shall meet not less often than once each Fiscal Year. The Board shall ensure that minutes of such Board meetings are accurately recorded and filed with the books and records of the Partnership in accordance with Section 9.3.

4.8	Participation by Telephone, Etc.

A member of the Board may participate in a meeting of the Board by means of telephone, electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously, and such member participating in such meeting by such means is deemed to be present in person at the meeting for the purpose of ascertaining whether a quorum has been met.

4.9	Quorum and Voting

A majority of the members of the Board comprising the entire Board constitutes a quorum for the transaction of business. All decisions of the Board shall be determined by the affirmative vote of a majority of the members of the Board present at a meeting at which a quorum is present.

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4.10	Consent

Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by all of the members of the Board. Every written consent shall bear the date and signature of each member of the Board who signs the consent and shall be filed with books and records of the Partnership in accordance with Section 9.3.

4.11	Conflicted Board Member

A member of the Board who is party to any contract or proposed contract with the Partnership or has a material interest in any Person that is a party to any contract or proposed contract with the Partnership shall forthwith on becoming so interested disclose in writing to the Partnership or request to have entered in the minutes of the meetings of the Board or the written consent of the Board the nature and extent of his or her interest, and shall refrain from any discussion or voting thereon. This section shall not apply to any interest that may arise solely through the fact that a member of the Board is a director, employee or officer of a Partner or any affiliate of such Partner.

ARTICLE 5

OFFICERS AND EMPLOYEES

5.1	General

(a)	Officers. The officers of the Partnership shall consist of a President, General Manager Drilling Services and a Secretary and such other officers as the Partners shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(b)	Term of Office. Each officer of the Partnership shall hold office until such officer’s successor is appointed or until such officer resigns or is removed in accordance with the provisions of this Article.

(c)	Agents. The Board may appoint one or more agents of the Partnership as the Board shall deem necessary or desirable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(d)	Powers and Duties of the Officers. The Board may prescribe the duties and powers of any officer of the Partnership from time to time. The duties and powers of each officer who was employed by any of the Partners prior to the date hereof shall initially be the same as those relating to their employment with such Partner prior to the date hereof.

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5.2	Limitations on Powers

Notwithstanding any other provision contained in this Agreement to the contrary and subject to Section 5.1(d), no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any officer on behalf of the Partnership except by the unanimous consent of the Board, or as provided in Article 12, the Partners, with respect to:

(a)	any of the matters reserved for the approval of the Partners by Article 12;

(b)	any material or significant change in the character of the Businesses of the Partnership;

(c)	the commission of any act which would impair materially the Partnership’s ability to carry on its ordinary business and affairs; or

(d)	any act that would contravene any provision of this Agreement.

5.3	Standard of Care, Liability

(a)	Each officer in exercising his or her powers and discharging his or her duties shall:

(i)	act honestly and in good faith with a view to the best interests of the Partnership; and

(ii)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(b)	No officer shall be liable for monetary damages to the Partnership for any breach of any such management duties except for:

(i)	actions constituting fraud, wilful misconduct or gross negligence;

(ii)	actions taken by an officer in violation of this Agreement;

(iii)	the receipt of a financial benefit to which the officer is not entitled; or

(iv)	an intentional violation of Applicable Law.

5.4	Resignation

Any officer of the Partnership may resign at any time by giving written notice to the Board. The resignation of any officer shall take effect upon receipt of such notice by the Board or at such later time as shall be specified in such notice and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

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5.5	Devotion of Time

Each officer shall devote substantially all his or her working time to matters relating to the Businesses or the businesses of any affiliate of a Partner or the Partnership and shall not have any other employment or undertake any duties on behalf of any other Person without the unanimous consent of the Partners, unless otherwise approved by the Board.

5.6	Removal

At any meeting of the Board, any officer may be removed by the affirmative vote of a majority of the Board.

5.7	Vacancies

If any vacancy shall occur in any office, the Board may appoint a new officer to fill the vacancy.

5.8	Transaction of Business

Any deeds, contracts or other documents and instruments required to be executed by the Partnership shall be signed by any two of the members of Management (officers) and/or members of the Board and/or designated signing officers or division or branch managers approved by the Board from time to time, and any deeds, contracts and other documents and instruments so signed shall be binding upon the Partnership without any further authorization or formality.

Notwithstanding the foregoing, the Board may at any time and from time to time authorize and direct both the manner in which and the person or persons or any class thereof by whom any deed, contract or other document or instrument or any class thereof may or shall be signed on behalf of the Partnership and the person or persons so authorized and directed may, but need not, be a member of the Board or Management (an officer) of the Partnership or, in the case of deeds, contracts or other documents or instrument concerning a division or branch of the Partnership, a manager of that division or branch.

5.9	Facsimile Signatures

The signature of any individual authorized to sign on behalf of the Partnership may, if specifically authorized by resolution of the Board, be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced. Anything so signed shall be as valid as if it had been signed manually, even if that individual has ceased to hold office when anything so signed is issued or delivered, until revoked by resolution of the Board.

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ARTICLE 6

BRANCHES OF THE PARTNERSHIP

6.1	Authority to Create and Transact Business by Divisions and Branches

The Board may determine from time to time that the business and operations of the Partnership be divided into divisions and/or branches based upon the character or type of operations of or the type of products manufactured or distributed by or the type of services provided by the Partnership or the location of the operations of the Partnership or upon such other basis of division and under such divisions and/or branch names as the Board may consider advisable. Subject always to the provisions of the Partnership Act and the Names Act, the Partnership may transact business and execute contracts under its own firm name, or, if authorized by the Board, under one or more trade names approved for such purpose in such manner as may be authorized by the Board; and, likewise, any divisions and/or branch into which any of the business or operations of the Partnership may have been divided may likewise transact business and execute contracts and other legal documents and sign cheques and do all other acts and things necessary or appropriate for and on behalf of the Partnership under one or more trade names if approved by the Board and in such manner as may be authorized by the Board.

ARTICLE 7

PARTNERS

7.1	Eligible Persons as Partners

Except as otherwise expressly permitted in writing by the Board, only Persons who are resident of Canada for the purposes of the ITA may be Partners. Each Partner shall, at all times during the term of this Agreement, remain such a resident of Canada. A Partner shall be deemed to have withdrawn from the Partnership effective immediately prior to such Partner ceasing to be a resident of Canada for the purposes of the ITA.

7.2	Procedure for Admission of Partners

(a)	A new Partner or Partners may be admitted to the Partnership only upon the unanimous approval of all Partners. If a new Partner is admitted to the Partnership, the Partnership shall not terminate, but shall continue and all the Partners, both old and new, shall enter into an agreement amending this Agreement and specifying the terms and conditions upon which such new Partners have been admitted.

(b)	Subject to Section 7.2(a), any Person admitted to the Partnership as a Partner shall be subject to and bound by all of the provisions of this Agreement as if originally a party to this Agreement.

(c)	Where a Person becomes entitled to a Partnership Interest, if not then a Partner, that Person will not be recorded as or become a Partner until it has executed a counterpart to this Agreement agreeing to be bound by the terms of this

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Agreement and to assume the obligations under this Agreement of the respective Partner from which such Person is entitled to acquire a Partnership Interest.

7.3	Procedure for Removal of Partners

A Partner may be removed from the Partnership with the unanimous written approval of the Board if it is determined by the Board that it is in the best interest of the Partnership that such Partner be removed.

ARTICLE 8

MEETINGS OF PARTNERS

8.1	Meetings

A meeting of Partners may be called by any Partner or the Board at any time upon giving not less than forty-eight (48) hours written notice to the other Partners. All matters relating to quorum, notice, and procedure to be followed, in respect of a meeting of Partners shall be determined by the Board. The inadvertent failure to provide written notice of a meeting to all Partners shall not, in and of itself, affect the validity of such meeting.

8.2	Quorum at Meeting of Partners

Any two Partners present shall constitute a quorum, but only to appoint a chair and adjourn the meeting. For all other purposes, a quorum consists of at least two Partners present and authorized to cast in the aggregate not less than 51% of the total number of votes attaching to the Partnership Interest of all Partners.

8.3	Instruments in Writing

Notwithstanding any other provision of this Agreement, any matter which requires the approval of the Partners at a meeting, whether by simple majority or by unanimous approval, may also be approved by an instrument in writing signed by such majority of the Partners or all of the Partners, as the case may be. Any resolution to be passed by an instrument in writing as aforesaid shall be sent to all Partners entitled to vote with respect thereto although the inadvertent failure to provide the instrument to ail such Persons shall not, in and of itself, affect the validity of such resolution.

8.4	Participation by Telephone, Etc.

A Person may participate in a meeting of Partners by means of telephone, electronic or other communications facilities as permit all Partners participating in the meeting to communicate with each other simultaneously, and a Partner participating in such a meeting by such means is deemed to be present at that meeting.

8.5	Voting

Unless the chair directs a ballot, or a Partner demands one, each motion shall be voted upon by a show of hands. Each Partner has one vote for each dollar in such Partner's

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Partnership capital account. A ballot may be directed or demanded either before or after a vote by show of hands. If a ballot is taken, a prior vote by show of hands has no effect. The chair of a meeting of Partners may appoint for that meeting one or more Partners to be scrutineers. A resolution of the Partners which is passed by the requisite majority as provided in this Agreement or by an instrument or instruments in writing signed by the requisite number of Partners as provided in this Agreement shall be binding on all Partners.

ARTICLE 9

BANKING, ACCOUNTING AND REPORTING

9.1	Banking

The Partnership shall maintain a bank account or bank accounts at such financial institutions as the Board shall from time to time determine.

9.2	Financings

The decision as to whether the Partnership requires funds to permit it to carry out the Businesses, from whom such funds will be borrowed and the terms and conditions of such borrowing, including any security to be provided, shall be determined by the Board from time to time.

The Board on behalf of the Partnership may cause the Partnership to:

(a)	lend money to,

(b)	guarantee the obligations of or provide any other form of financial assistance to, and

(c)	provide any form of security or indemnity with respect to amounts borrowed by,

any of the Partners, affiliates of any Partners and any other Person, whether or not such Person is dealing at arnrs length (as such term is defined in the ITA) with a Partner or the Partnership.

9.3	Books and Records

(a)	Unless otherwise determined by the Board, the Partnership shall keep and maintain, at its principal place of business, full, complete and accurate records and books of account reflecting the Partnership Assets, liabilities, income and expenditures of the Partnership and such other information relating to the Businesses as are usually entered in books of account kept by Persons engaged in similar businesses or as otherwise determined by the Board or the Partners or as may be required by Applicable Law,

(b)	The Partnership shall also prepare and maintain, at its principal place of business or at such other place in Ontario designated by the Board and to the extent required by Applicable Law in any foreign jurisdiction:

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(i)	a copy of this Agreement and any amendments thereto;

(ii)	minutes of meetings and resolutions of the Partners;

(iii)	minutes of meetings and resolutions of the Board;

(iv)	a register of the members of the Board in which is set out the names and residence addresses, while members of the Board, of all persons who are or have been members of the Board with the dates on which each became or ceased to be a member of the Board;

(v)	a Partnership Interest register in accordance with Section 9.6; and

(vi)	any filings required to be made under, and other documents, records, registers or other things required to be maintained pursuant to, Applicable Law including the Partnership Act.

(c)	Such books and records will be kept available for inspection and audit by any Partner or its duly authorized representatives, at the sole expense of such Partner or any other Person entitled by law to examine same, during regular business hours at the principal place of business of the Partnership.

9.4	Financial Reporting

Financial statements of the Partnership will be prepared from time to time as determined by the Board. Such financial statements will be delivered to the Partners within four months after the end of each Fiscal Year or more frequently as may be determined by the Board from time to time. In addition, the Board shall ensure that as soon as practical after the end of each Fiscal Year that a report is sent to each Partner setting forth all necessary income tax reporting information related to such Partner’s Partnership Interest as at such date and to furnish to each Partner such other information and reports as the Partnership may be required by law to deliver to the Partners or as the Partners may from time to time reasonably request from the Partnership.

9.5	Accounting

The Partnership shall retain the firm of Deloitte & Touche LLP or such other accountants as the Board may determine from time to time, to act as accountants of the Partnership,

9.6	Register of Partnership Interests

The Partnership shall prepare and maintain at its principal place of business or at any other place in Ontario designated by the Board, a register in which it records the Partnership Interests issued by it, showing with respect to such Partnership Interests the names and addresses of the Persons who acquired such Partnership Interests and the date and particulars of such acquisition. The Partnership shall also cause to be kept a register of transfers in which all transfers of the Partnership Interests and the date and other particulars of each transfer shall be

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set out. The Partners may from time to time require the Partnership to furnish a list setting out the names of the Partners, the Partnership Interests owned by each Partner and the address of each Partner, all as shown on the records of the Partnership.

ARTICLE 10

DISTRIBUTIONS AND ALLOCATIONS

10.1	Capital and Current Accounts

A capital account and a current account shall be maintained on the books of the Partnership for each Partner in accordance with Generally Accepted Accounting Principles. In addition, the Partnership shall maintain a Capital Account for each Partner in accordance with the provisions of Section 3.2(b) of this Agreement. Each current account shall be adjusted to reflect the allocations of net income and net loss computed in accordance with Generally Accepted Accounting Principles and distributions thereof to such Partner. If any Partnership Interest or portion thereof is transferred in accordance with this Agreement, the transferee shall succeed to the current account, capital account and Capital Account of the transferor or, in each case, to the portion thereof relating to the portion of the Partnership Interest transferred.

10.2	Account Interest

Unless otherwise determined by the Board, no interest shall be paid on amounts standing to the credit of the respective capital accounts, Capital Accounts or current accounts of the Partners.

10.3	Partnership Expenses

Unless otherwise determined by the Board, all expenses and disbursements which may be properly incurred by the Partnership (including salaries paid or payable to the Partnership’s employees) in the course of the Businesses and all losses, costs and damages which may be incurred by the Partnership or, subject to the provisions of this Agreement, the Partners or any of them on account of the Partnership shall be paid and borne out of the gross earnings of the Partnership in accordance with Generally Accepted Accounting Principles (except in respect of such losses, costs or damages that shall have been incurred through the wrongful act or dishonesty of any Partner or its agents or servants, in which case the Partner through whose wrongful acts or dishonesty the losses, costs or damages were suffered shall indemnify and save harmless the Partnership and the other Partners from and against such losses, costs and damages and the Partnership shall have a first charge or lien on that Partner’s Capital Contribution and share of the profits or distributions of the Partnership to the extent of such losses, costs and damages).

10.4	Withdrawals

The Partners shall be entitled to withdraw funds from their current accounts, to the extent that such funds are available, from time to time as determined by the Board.

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10.5	Calculation of Net Income or Net Loss

The net income and net loss of the Partnership computed in accordance with Generally Accepted Accounting Principles will be that amount shown on the annual financial statements of the Partnership prepared and delivered pursuant to Section 9.4. Any determination under this Section 10.5 shall be binding upon the Partners and the Partnership, absent any manifest error.

10.6	Allocation of Net Income and Net Loss

The allocation of net income or net loss of the Partnership for each Fiscal Year or other period shall be in accordance with Schedule 1 attached hereto.

10.7	Tax Matters Partner

Longyear is hereby designated as the “tax matters partner” of the Partnership, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”). Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Partnership under the Code or United States tax law shall be made by the Tax Matters Partner. In addition, upon the request of any Partner, the Partnership shall make an election pursuant to Code Section 754 to adjust the basis of the Partnership’s property in the manner provided in Code Sections 734(b) and 743(b). The Tax Matters Partner may retain, at the Partnership’s expense, such professionals as the Tax Matters Partner determines in its sole discretion are necessary or appropriate to enable the Tax Matters Partner to carry out its duties as Tax Matters Partner and shall be entitled to conclusively rely on the advice of any such professionals in carrying out its duties as Tax Matters Partner.

10.8	Distribution of Net Income

Except as otherwise specifically required by this Agreement, the net income of the Partnership allocated to the Partners shall be distributed and paid to the Partners only at such time or times as the Board may determine. Amounts not so distributed and paid to a Partner shall be recorded in the appropriate current account in the books of the Partnership,

ARTICLE 11

REPRESENTATION AND WARRANTIES

11.1	General Representation and Warranties

Each Partner represents and warrants to each other Partner that:

(a)	it is a body corporate duly incorporated, organized and validly subsisting under the laws of its jurisdiction of incorporation or continuance, as the case may be;

(b)	it has the corporate power and capacity to, and has taken all corporate action necessary to, enter into, execute and deliver this Agreement and to perform its obligations hereunder;

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(c)	it has all necessary corporate power, authority and capacity to carry on its business as it is now carried on by it and, as applicable, to own or lease and operate its property and assets and to perform its obligations hereunder;

(d)	except to the extent disclosed in writing to the other Partners, it is not a party to, bound or affected by or subject to any mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of any of the transactions contemplated hereby; and

(e)	it is not a non-resident of Canada within the meaning of the ITA.

ARTICLE 12

APPROVAL OF CERTAIN MATTERS

12.1	Approval of Certain Matters

Except as permitted by Section 12.2 or Section 12.3, the following matters require the consent or approval of all of the Partners:

(a)	any sale, transfer, assignment, conveyance, mortgage, pledge, charge, encumbrance or other disposition of all or any part of a Partner's Partnership Interest (a “Disposition”). Furthermore, no such Disposition shall be valid or effective until the provisions of Section 7.2 have been satisfied; and

(b)	the sale or other disposition of all or substantially all of the Partnership Assets.

12.2	Permitted Dispositions and Transactions

The Partners each acknowledge and hereby approve the corporate reorganization described in Section 3.2(i) which is conditional upon satisfaction of the Closing Condition and is anticipated to be completed on or about April 2007. No additional approval by the Partners or the Board shall be required in connection with such transactions.

12.3	Approval of all Other Matters

Unless otherwise determined by all of the Partners, any matter not referred to in Section 12.1 or otherwise specifically provided for in this Agreement may be approved on behalf of the Partnership by the Board or by the Partners.

12.4	Filing Requirements

Subject to the provisions of Section 12.1, the Partners shall or shall cause the prompt execution, filing and recording with the appropriate governmental agencies of such documents as are required to effect the registration of the assignee of the Partnership Interest of a Partner and the Partners shall or shall cause the prompt recording of such transfer or assignment

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in the Partnership’s records. In no event shall the consent of any Partner (other than the assignor) be required to effect such registration. The Partnership shall treat the assignee as a Partner from the date such assignment is effective under this Section. The assignment of a Partnership Interest shall not cause a dissolution of the Partnership.

ARTICLE 13

TERMINATION

13.1	Termination

Notwithstanding the provisions of the Partnership Act, the Partnership shall terminate only if one or more of the following occurs:

(a)	there remains only one Partner;

(b)	the Partnership sells or otherwise disposes of all or substantially all of its assets with the intention that the Partnership be wound-up and dissolved; or

(c)	all of the Partners agree in writing to terminate the Partnership.

13.2	Winding-Up

Upon the termination of the Partnership pursuant to Sections 13.1(b) and 13.1(c), which termination and winding-up shall be completed within ninety (90) days of the occurrence of the termination event described in Section 13.1:

(a)	to the extent not already accomplished, all Partnership Assets (other than cash) shall be sold and turned into cash as promptly as possible, but in such businesslike manner as will not cause undue loss. Each of the Partners shall have the right to bid for the purchase of any of the Partnership Assets being sold;

(b)	any Net Income or Net Loss realized by the Partnership upon the sale of the Partnership Assets shall be deemed recognized and allocated to the Partners in the manner set forth in paragraph 2 of Schedule 1. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the Net Income or Net Loss deemed realized upon such deemed sale shall be allocated in accordance with paragraph 2 of Schedule 1 and the amount of the distribution shall be considered to be such fair market value of the asset;

(c)	any Partner that has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs) shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-l(b)(2)(ii)(b)(3);

(d)	all obligations and liabilities of the Partnership to third parties or to a Partner shall be paid or provided for in full, first to such third parties and thereafter to such

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Partners or if the assets are insufficient to pay or discharge such obligations and liabilities to such Partners, pro rata to the relevant Partner’s Partnership Interest; and

(e)	after paying or providing for the obligations and liabilities in the manner described in Section 13.2(d), the remaining cash shall be distributed to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

13.3	Compliance With Certain Requirements of Regulation

In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), distributions shall be made pursuant to this Section 13.3 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-l(b)(2)(ii)(b)(2). In the discretion of the Board, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 13.2(e) may be:

(a)	Distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 13.2(e) hereof; or

(b)	Withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any instalment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

13.4	Deemed Distribution and Recontribution

Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1,704-l(b)(2)(ii)(g) but no dissolution event has occurred, the Partnership’s assets shall not be liquidated, the Partnership’s debts and other liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.

13.5	Allocations During Period of Liquidation

During the period commencing on the first day of the Allocation Year during which a dissolution event occurs and ending on the date on which all of the assets of the Partnership have been distributed to the Partners pursuant to Section 13.2(e) hereof, the Partners shall continue to share Income, Loss, Net Income and Net Loss in the manner provided in paragraph 2 of Schedule 1.

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13.6	Character of Liquidating Distributions

All payments made in liquidation of the interest of a Partner in the Partnership shall be made in exchange for the interest of such Partner in property pursuant to Code Section 736(b)(1), including the interest of such Partner in Partnership goodwill.

13.7	Partnership Contribution

If, after each Partner with a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs) has contributed to the capital of the Partnership the amount necessary to restore such deficit balance to zero, the assets of the Partnership are not sufficient to pay or discharge the debts and liabilities of the Partnership to third parties under Section 13.2(d), each Partner shall be responsible for paying and discharging its proportionate share of the amount of such deficiency, which proportionate share shall be based on such Partner’s Partnership Interest.

13.8	Accounting

If required by any Partner, all accounting on termination shall be done by the Partnership’s accountants, acting as experts and not as umpires or arbitrators, and any determination made by them as to accounting matters shall be final and binding upon the Partners, in the absence of manifest error, and no appeal shall lie therefrom. Any other matters arising in connection with the sale and distribution of such assets shall be determined by the Board.

13.9	Events Not Causing Dissolution

The Partnership shall not be dissolved or terminated except in accordance with this Agreement and, in particular, but without restricting the generality of the foregoing, the Partnership shall not be dissolved or terminated by the removal, bankruptcy, insolvency, dissolution, liquidation, winding-up or receivership, or withdrawal of a Partner or by the assignment or transfer of a Partner's Partnership Interest or a portion thereof or any other interest in the Partnership.

13.10	Partition

No Partner shall have the right to take proceedings to partition the Partnership Assets.

ARTICLE 14

GENERAL

14.1	Indemnification

Subject to Section 4.2(b) and Section 5.3(b), as applicable, each Partner shall indemnify each member of the Board and officer of the Partnership, including officers of divisions or branches of the Partnership (including former members of the Board and officers)

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and his or her respective heirs, executors and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding in connection with the business or affairs to which he or she has been made a party by reason of being or having been a member of the Board and/or officer of the Partnership or an officer of a division or branch of the Partnership if (a) he or she acted honestly and in good faith with a view to the best interests of the Partnership and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The provisions of this Section 14.1 shall be in addition to and not in substitution for any rights, immunities and protections to which such member of the Board and/or officer of the Partnership (including, an officer of a division or branch of the Partnership) is otherwise entitled.

14.2	Language

The parties hereto have required that this Agreement and all documents relating thereto be drawn-up in English. Les Parties ont demandé que cette convention ainsi que tous les documents qui s’y rattachent soient rédigés en anglais.

14.3	Notices

All notices, requests, demands or other communications by the terms required or permitted to be given by one Partner to another shall be given in writing by personal delivery, fax or by registered mail, postage prepaid, addressed to such other Partners or delivered to such other Partners as follows:

(a)	if to the Partnership, to the head office of the Partnership located at:

1111 Main Street West

North Bay, Ontario P1B 2W4

Attention:	Peter F. M. Newton
Fax No.:	(705) 474-4588

(b)	if to a Partner, to the address set forth in the Partnership registry,

or to any other address, fax number or Person that the Party designates. Any notice, request, demand or other communications if delivered personally or by courier or sent by prepaid registered mail, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. (Toronto time) on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 3:00 p.m. (Toronto time), will be deemed to have been given on the Business Day after the date of the transmission.

14.4	Arbitration

If during the continuance of the Partnership or at any time after the dissolution or termination thereof, any dispute or difference shall arise between the Partners concerning or relating to the Partnership or the accounts or transactions thereof or the dissolution or winding-up

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thereof, the construction, meaning or effect of anything in this Agreement or the rights or liabilities of the Partners or former Partners, or any of them, or their successors or permitted assigns, such dispute, difference or question shall be referred to binding arbitration pursuant to the Arbitrations Act, 1991 (Ontario).

The award to be made by the arbitrators shall be final and binding upon the parties thereto and on the Persons claiming under them respectively. The arbitration shall be held in private and in Toronto, Canada unless all parties thereto otherwise agree. The costs of the arbitration and the award shall be in the discretion of the arbitrator who may direct to and by whom and in what manner such costs or any part thereof shall be paid and may tax or settle the amount of costs to be so paid or any part thereof.

14.5	Further Assurances

The Parties shall sign such further and other documents, cause such meetings to be held, exercise their vote and influence to do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

14.6	Time of the Essence

Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

14.7	Entire Agreement

This Agreement together with any agreements and other documents to be delivered pursuant hereto, constitutes the entire Agreement and understanding among the Parties pertaining to the subject matter referred to herein and supersedes all prior agreements, negotiations, understandings and commitments, whether oral or written, previously entered into by them in respect thereto. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter hereof, except as specifically set forth herein.

14.8	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns. No Partner may assign this Agreement in whole or in part, except in connection with a Disposition of its Partnership Interest made in accordance with Section 12.1.

14.9	Waiver

No waiver by the Partnership or a Partner of any breach, failure or default in performance by the Partnership or any other Partner and no failure, refusal or neglect by the Partnership or a Partner to exercise any right hereunder or to insist upon strict compliance with or performance of any obligations hereunder, shall constitute a waiver by the Partnership or the

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Partner of its rights at any time, or, thereafter to require strict compliance with the provisions hereof

14.10	Amendment

No amendment or other modification to this Agreement shall be valid or binding upon the Partners unless such amendment or modification is in writing signed by all Partners.

14.11	Confidential Information

Each Partner acknowledges that all records, documents and material containing non-public, confidential or proprietary information pertaining to the Partnership or the Businesses and any copies thereof obtained by them are confidential and shall remain the exclusive property of the Partnership. No Partner shall, at any time, divulge the contents of such records or any of such information to any person other than the Partnership’s qualified employees or as required by Applicable Law, nor use the contents of such records or such information for any purpose whatsoever other than in furtherance of the Businesses or in connection with any legal proceeding involving the Partnership, provided that the Partnership’s lenders, lawyers and accountants shall have access to the books and records of the Partnership. No Partner shall remove any books, records or documents pertaining to the Partnership or copies thereof from the Partnership’s premises under any circumstances, other than in furtherance of the Businesses, and provided the Partner returns such books, records or documents as soon as practicable and in any event upon demand therefor by the Board.

14.12	No Third Party Beneficiaries

No Person who is not a Party, other than the Partnership and under Section 14.1, each member of the Board and officer of the Partnership or a division or branch of the Partnership (including former member of the Board and officers) and their respective heirs, executors and legal representatives shall be entitled to any right or benefit under or pursuant to this Agreement.

14.13	Counterpart

This Agreement may be executed in two or more counterparts, each of which when so executed, shall be deemed to be an original and all such counterparts, taken together, shall constitute one and the same Agreement,

14.14	Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Parties by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Parties the counterpart of this Agreement executed by such Party.

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TO WITNESS their agreement, the Parties have duly executed this Agreements as of the date set forth above.

LONGYEAR CANADA, ULC

By:	/s/ Ronald A. Sellwood
	Name:	Ronald A. Sellwood
	Title:	President

By:	/s/ Peter F. M. Newton
	Name:	Peter F. M. Newton
	Title:	Secretary

BOART LONGYEAR ALBERTA LIMITED

By:	/s/ Ronald A. Sellwood
	Name:	Ronald A. Sellwood
	Title:	President

By:	/s/ Peter F. M. Newton
	Name:	Peter F. M. Newton
	Title:	Secretary

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SCHEDULE 1

ALLOCATION OF NET INCOME AND NET LOSS

2.	Allocation of Net Income and Net Loss for Accounting and Canadian Income Tax Purposes

Unless unanimously agreed to in writing by the Partners, the net income or net loss of the Partnership for each Fiscal Year or other period shall be allocated among the Partners for Canadian income tax purposes as follows:

(a)	During each of the first thirteen Fiscal Years of the Partnership, each Partner shall be allocated an amount of net income or net loss equal to the respective entitlement percentages of such Partners as set out beside such Partner’s name in Appendix A attached hereto;

(b)	Beginning in the fourteenth Fiscal Year of the Partnership and continuing thereafter for so long as is necessary, net income and net loss shall be allocated among the Partners in the amounts necessary to cause the sum of (A) the aggregate allocations of net income and net loss allocated to each of the Partners pursuant to paragraph 1(a) for the first thirteen Fiscal Years and (B) the allocations of net income and net loss pursuant to this paragraph 1(b) to equal their weighted average Partnership Interest during such first thirteen year period; and

(c)	Thereafter, in proportion to the Partnership Interests of the Partners at the end of such Fiscal Year or other such period.

3.	Allocation of Net Income and Net Loss for United States Federal Income Tax Purposes

(a)	In General. Unless unanimously agreed to in writing by the Partners, and after giving effect to the special allocations provided in paragraphs 2(b), (c) and (d) below, the Net Income or Net Loss of the Partnership for each Allocation Year or other period shall be allocated among the Partners for United States federal income tax purposes as follows:

(i)	During each of the first thirteen Allocation Years of the Partnership, each Partner shall be allocated an amount of Net Income or Net Loss equal to the respective entitlement percentages of such Partners as set out beside such Partner’s name in Appendix A attached hereto;

(ii)	Beginning in the fourteenth Allocation Year of the Partnership and continuing thereafter for so long as is necessary, Net Income and Net Loss shall be allocated among the Partners in the amounts necessary to cause the sum of (A) the aggregate allocations of Net Income and Net Loss allocated to each of the Partners pursuant to paragraph 2(a)(i) for the first thirteen Allocation Years and (B) the allocations of Net Income and Net

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Loss pursuant to this paragraph 2(a)(ii) to equal their weighted average Partnership Interest during such first thirteen year period; and

(iii)	Thereafter, in proportion to the Partnership Interests of the Partners at the end of such Allocation Year or other such period.

(b)	Special Allocations. Notwithstanding any provision of paragraph 2(a) above to the contrary, the following special allocations shall be made in the following order:

(i)	If there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Income for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph 2(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such Regulations and for purposes of this paragraph 2(b)(i) only, each Partner's net decrease in Partnership Minimum Gain shall be determined prior to any other allocations pursuant to this paragraph 2 with respect to such Allocation Year.

(ii)	Notwithstanding any other provision of this paragraph 2 except paragraph 2(b)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Income for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This paragraph 2(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this paragraph 2(b)(ii), each Partner’s net decrease in Partner Minimum Gain shall be determined prior to any other allocations pursuant to this paragraph 2 with

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respect to such Allocation Year, other than allocations pursuant to paragraph 2(b)(i).

(iii)	In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, then each such Partner shall be specially allocated items of Income in the amount of such excess as soon as reasonably practicable, provided that an allocation pursuant to this paragraph 2(b)(iii) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this paragraph 2 have been tentatively made as if this paragraph 2(b)(iii) was not in this Agreement.

(iv)	Any item of Nonrecourse Deduction for any period shall be allocated between the Partners in accordance with the allocation of Net Income or Net Loss for such period.

(v)	Any Partner Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(vi)	To the extent an adjustment to the adjusted tax basis of any Partnership asset is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Account shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations section.

(vii)	Any Income or Loss realized as a direct or indirect result of the issuance of an interest by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

(c)	Curative Allocations. The allocations set forth in paragraphs 2(b)(i), 2(b)(ii), 2(b)(iii), 2(b)(iv), 2(b)(v) and 2(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership Income or Loss pursuant to this paragraph 2(c). Therefore, notwithstanding any other provision of this paragraph 2 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations

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of Pannership Income or Loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to paragraphs 2(a) and 2(b)(vii). In exercising its discretion under this paragraph 2(c), the Board shall take into account future Regulatory Allocations under paragraphs 2(b)(i) and 2(b)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under paragraphs 2(b)(iv) and 2(b)(v).

(d)	Limitation on Loss Allocation. Losses allocated to a Partner pursuant to paragraph 2(a) shall not exceed the maximum amount of losses that can be allocated without causing a Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event that any Partner would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to paragraph 2(a), the amount of losses that would be allocated to such Partner but for the application of this paragraph 2(d) shall be allocated to the other Partners to the extent that such allocations would not cause such Partners to have an Adjusted Capital Account Deficit and allocated among such Partners in proportion to their Percentage Interests. Any allocation of items of income, gain, loss, deduction or credit pursuant to this paragraph 2(d) shall be taken into account in computing subsequent allocations pursuant to paragraph 2(a), and prior to any allocation of items in accordance with the Percentage Interests in such paragraph so that the net amount of any items allocated to each Partner pursuant to paragraph 2(a) and this paragraph 2(d) shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Partner pursuant to the provisions of paragraph 2(a) and this paragraph 2(d) if such allocation under this paragraph 2(d) had not occurred.

(e)	Other Allocation Rules.

(i)	For purposes of determining the Income, Loss, Net Income and Net Loss, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(ii)	The Partners are aware of the United States federal income tax consequences of the allocations made by this paragraph 2 and hereby agree to be bound by the provisions of this paragraph 2 in reporting their shares of Partnership income and loss for United States federal income tax purposes.

(iii)	Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partner’s interests in Partnership profits are in proportion to their Partnership Interests.

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(f)	Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income and loss with respect to any property contributed to the capital of the Partnership or adjusted pursuant to the definition of Gross Asset Value (including, if the property so contributed or adjusted constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for United States tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for United States federal income tax purposes and its agreed upon valuation at the time of contribution or adjustment. Such allocation shall be made in accordance with the traditional allocation method set forth in Regulations Section 1.704-3(b) unless the Tax Matters Partner elects to use any other allocation method available under Code Section 704(c). Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this paragraph 2(f) are solely for purposes of United States federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

(g)	Allocation of Recapture Amounts. Any portion of gain with respect to an asset that is treated as ordinary income for United States federal income tax purposes pursuant to Section 1245 or 1250 of the Code (a “Recapture Amount”) shall be allocated to the Partner to which the depreciation deductions giving rise to such Recapture Amount (including depreciation deductions for periods prior to the date the applicable property was contributed to the Partnership) were allocated (but only to the extent of the gain otherwise allocated to such Partner with respect to such asset pursuant to paragraph 2 hereof).

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APPENDIX A

PARTNERSHIP ENTITLEMENTS

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Partnership Entitlement %
Boart Alberta	80%	80%	80%	20%	20%	20%	8%	8%	8%	8%	8%	8%	8%	8%
Longyear	20%	20%	20%	80%	80%	80%	92%	92%	92%	92%	92%	92%	92%	92%

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